UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

February 1, 2011

Date of Report (date of Earliest Event Reported)

Earth Dragon Resources, Inc.

 (Exact Name of Registrant as Specified in its Charter)

NEVADA	000-53774	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

Azaban Green Terrace St.
3-20-1 Minami Azabu Minato-ku
Tokyo, 106-0047 Japan
 (Address of principal executive offices and zip code)

81-(0)3-6859-8532
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Resignation of a member of the Board of Directors; Election of Directors.

On January 24, 2011,Christine Salvesen resigned as a member of the Board of Directors of Earth Dragon Resources, Inc., a Nevada corporation (the “Company”). Ms. Salvesen's resignation from the Company's Board of Directors was not the result of any disagreement with the Company or any matter relating to the Company's operations, policies or practices.

On  February 1, 2011, the Company appointed Mr. Jiichiro Date to fill the vacancy on the Board of Directors created by Ms. Salvesen's resignation. Mr. Date's appointment was effective immediately.

Mr. Date, age 58, is a Gold Medalist in Freestyle Wrestling in the 1976 Montreal Olympic Games. He has also been a coach of Japan's Olympic teams at the 1984 Los Angeles Olympic Games, the 1988 Seoul Olympic Games and the 1992 Barcelona Olympic Games. During the past five (5) years, Mr. Date has used his vast experience in competing and coaching in the Olympic Games to provide consulting services in the areas of sprots marketing and real estate. Mr. Date earned a degree from the Kokushikan University, Japan, in Physical Eduction. In 1981 he was appointed as a Lecturer at Kokushikan University and in 1987 was promoted to Assistant Professor at Kokushikan University.

There is no arrangement or understanding between Mr. Date and any other persons pursuant to which Mr. Date was selected as a member of the Company's Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:                      February 7, 2011

EARTH DRAGON RESOURCES INC.

By:  /s/ THOMAS HERDMAN
Name:                      Thomas Herdman
Title:                      President